                                                                                                              Exhibit 12.1

                                          WALDEN RESIDENTIAL PROPERTIES, INC.
                                                and Walden Predecessors
               Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
                                                (Dollars in Thousands)

                                          (The Company)                 (Walden Predecessors)
                               ------------------------------------ --------------------------------------------------
                                                         February 9, January 1,
                               Six Months   Year Ended    1994 to     1994 to     Year Ended   Year Ended   Year Ended
                                 Ended      December 31, December 31, February 8, December 31, December 31, December 31,
                              June 30, 1996   1995         1994        1994         1993         1992        1991
                               ------------- ------------ ------------ ----------- ------------ ------------ ------------

Income before extraordinary item  $ 8,637      $10,685      $ 5,356     $   (45)     $(4,795)     $(5,209)     $(6,352)
Add:
 Interest on indebtedness           9,687       17,111        6,288       1,075       11,456       11,751       12,234
 Amortization and financing costs     394          900          371          20        1,417          418          200
                                  -------      -------      -------     -------      -------      -------      -------
   Earnings                       $18,718      $28,696      $12,015     $ 1,050      $ 8,078      $ 6,960      $ 6,082
                                  =======      =======      =======     =======      =======      =======      =======

Fixed charges and preferred stock
 dividends:
 Interest on indebtedness         $ 9,687    $17,111        $ 6,288     $ 1,075      $11,456     $11,751      $12,234
 Amortization and financing costs     394        900            371          20        1,417         418          200
                                  -------    -------        -------     -------      -------     -------      -------
   Fixed charges                   10,081     18,011          6,659       1,095       12,873      12,169       12,434
 Add:
   Preferred stock dividends (1)    1,284        922            --          --           --          --           --
                                  -------    -------        -------     -------      -------     -------      -------
      Combined fixed charges and
       preferred stock dividends  $11,365    $18,933       $  6,659    $  1,095      $12,873     $12,169      $12,434
                                  =======    =======       ========    ========      =======     =======      =======

Earnings coverage deficiency          N/A        N/A            N/A    $     45      $ 4,795     $ 5,209      $ 6,352
                                  =======    =======       ========    ========      =======     =======      =======

Ratio of earnings to fixed charges  1.86x      1.59x          1.80x       0.96x        0.63x       0.57x        0.49x

Ratio of earnings to fixed charges
 and preferred stock dividends      1.65x      1.52x          1.80x       0.96x        0.63x       0.57x        0.49x

<F1>
(1)  Includes dividends on convertible equity securities and preferred stock.

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